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                                                                    EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "AGREEMENT") is made and entered effective as of April 2, 2001 (the "EFFECTIVE DATE") by and between U S INDUSTRIAL SERVICES, INC., a Delaware corporation (the "COMPANY"), and FRANK J. FRADELLA, an individual resident of the State of Texas (the "EXECUTIVE").

                                   WITNESSETH

         WHEREAS, the Executive has certain skills, experience, and abilities that may be valuable to the success of the Company's operations and to the Company's future profitability;

         WHEREAS, the Company desires to employ and retain the services of the Executive as a full-time employee in the position of President and Chief Executive Officer, and the Executive desires to work for and be employed by the Company in such position; and

         WHEREAS, the Company and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Company.

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article 1:  TERM AND EMPLOYMENT

         1.01 Employment; Employment Period. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. The Executive shall render to the Company the services described in Section 1.03 hereof from the Effective Date until the earlier of the expiration of the Term (defined in Section 1.02 hereof) or the termination, in accordance with Section 4.01 hereof, of the Employment Relationship (defined in Section 4.01 hereof) (the "EMPLOYMENT PERIOD").

         1.02 Term. The term of this Agreement shall commence on the Effective Date and shall end on the third anniversary of the Effective Date (the period of time between the commencement and the end of this Agreement is referred to herein as the "TERM").

         1.03 Duties and Services. The Executive will be employed as the President and Chief Executive Officer of the Company in Houston, Texas, and will have such duties and perform such services as are commensurate with such position and those assigned or delegated to the Executive by the Board of Directors of the Company (the "BOARD"). The Executive will devote all of his business time, attention, skill, and energy exclusively to the business of the Company, will use his best efforts to promote the success of the Company's business and the business of any of its Affiliates (as defined herein), and will cooperate fully with the Board in the advancement of the best interests of the Company and its Affiliates.


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Article 2:  COMPENSATION

         2.01 Basic Compensation. During the Employment Period, and as otherwise specified in Section 4.03 hereof, the Company shall pay to the Executive the following compensation and provide the following benefits:

                  (a) Salary. The Executive shall be paid an annual base salary of $200,000 (such amount, as it may be increased from time to time, is hereinafter referred to as "SALARY"). The Salary will be payable in equal periodic installments according to the Company's customary payroll practices, but not less frequently than monthly. The Salary shall be reviewed at least annually by the Board and may be increased by the Board in its sole discretion. The Company shall withhold from each installment all applicable federal, state, and local income and other payroll taxes.

                  (b) Stock Options. The Executive shall be eligible to receive grants of stock options or restricted stock purchase rights pursuant to the Company's 2001 Stock Plan, as amended, or other equity incentive plan, in amounts (if any) and on terms and conditions to be determined by the Board. The Board has granted the Executive restricted stock purchase rights for 500,000 shares of Common Stock as of the date hereof, by entering into a Restricted Stock Purchase Agreement with the Executive in the form attached hereto as Exhibit A.

                  (c) Registration Rights. In order to induce the Executive to enter into this Agreement, and in recognition of the Executive's confidence in the Employer demonstrated by the Executive's substantial stock ownership, the Employer and the Executive have entered into a Registration Rights Agreement as of the date hereof, in the form attached hereto as Exhibit B.

                  (d) Disability Insurance. Subject to the Executive's qualification under normal disability insurance underwriting standards as of the date hereof and at any policy renewal date, the Company shall provide, at the Company's expense, a disability insurance policy that will pay the Executive, pursuant to the terms of such policy, an annual disability benefit of $200,000 until the Executive reaches the age of 65.

                  (e) Fringe Benefits and Perquisites. The Executive shall be entitled to participate in or receive benefits under any plan or arrangement made available by the Company to its senior executive officers, including, but not limited to, any hospitalization, medical, dental, or pension plan, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements.

                  (f) Automobile Allowance. The Executive shall be paid a car allowance of $1,000 per month. This amount shall be paid on the first day of each month, and the Company shall also reimburse the Executive for all actual expenses associated with operating and maintaining the Executive's vehicle. The Executive shall submit receipts or other evidence of such expenditures, and



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the Company shall pay these amounts to the Executive within 30 days of receipt of such documentation.

                  (g) Payment and Reimbursement of Expenses. The Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in performing his obligations under this Agreement in accordance with the policies and procedures of the Company for its senior executive officers, provided that the Executive properly accounts therefor in accordance with the regular policies of the Company.

                  (h) Vacations. In accordance with the regular policies of the Company, the Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four weeks in any calendar year (prorated in any calendar year in which the Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which the Executive is so employed).

         2.02 Annual Bonus. The Company may pay the Executive an annual bonus (the "ANNUAL BONUS") upon the Company's achievement of certain annual earnings-per-share targets or other criteria established by the board from time to time. The Company shall pay each Annual Bonus, if payable, no later than 90 days following the end of the appropriate fiscal year.

Article 3:  FACILITIES AND EXPENSES

         The Executive will use the office space, equipment, supplies, and such other facilities, property, and personnel currently provided by the Company for the performance of the Executive's his duties under this Agreement. The Company shall provide sufficient professional and support staff to meet the needs of its business as it is currently conducted and as it may grow. In the event the Company changes locations, the Company will provide the Executive with office space, equipment, supplies, and such other facilities and personnel as the Company deems reasonably necessary or appropriate for the performance of the Executive's duties under this Agreement; provided, however, that such office space, equipment, supplies, and such other facilities and personnel shall be at least comparable to the quality of those furnished by the Company for the use of the Executive immediately prior to such move. The Company will reimburse the Executive for reasonable expenses incurred by the Executive in the performance of his duties and in accordance with the Company's employment policies in effect from time to time.

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Article 4:  TERMINATION OF EMPLOYMENT AND AGREEMENT

         4.01 Events of Termination. The employment relationship between the Company and the Executive that is created by this Agreement (the "EMPLOYMENT RELATIONSHIP") shall terminate:

                  a. in the event of the death of the Executive, immediately;

                  b. in the event of the Disability of the Executive (as defined in Article 9 hereof), immediately upon the delivery of a Notice of Employment Termination (as defined in this Article 9 hereof) to the Executive by the Company;

                  c. in the event of the occurrence of an event constituting Cause (as defined in Article 9 hereof), immediately upon the delivery of a Notice of Employment Termination to the Executive by the Company or on such later date as the Notice of Employment Termination shall specify;

                  d. in the event the Company desires to terminate the Employment Relationship without Cause, on a date following the delivery of a Notice of Employment Termination (specifying such date) to the Executive by the Company, but not earlier than the 30th day after the delivery of the Notice of Employment Termination;

                  e. in the event of the occurrence of an event constituting Good Reason (as defined in Article 9 hereof), immediately upon delivery of a Notice of Employment Termination by the Executive to the Company; or

                  f. in the event the Executive desires to terminate the Employment Relationship without Good Reason, on a date following the delivery of a Notice of Employment Termination (specifying such date) to the Company by the Executive, but not earlier than the 30th day after the delivery of the Notice of Employment Termination.

                  g. in the event of the occurrence of a Change in Control (as defined in Article 9 hereof), immediately upon the delivery of a Notice of Employment Termination to the Company by the Executive.

         4.02 Effect of Termination of Employment. Upon the termination of the Employment Relationship in accordance with Section 4.01 hereof, the Executive's status as an employee of the Company, and all the rights, privileges, and authority consistent therewith, shall immediately terminate except as otherwise set forth herein. Notwithstanding such termination, this Agreement shall not terminate but shall continue in accordance with its terms until the expiration of the Term or termination in accordance with Section 4.04 hereof.

         4.03 Compensation Upon Termination of Employment.

         a. Termination for Disability. In the event the Company terminates the Employment



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Relationship as a result of the Executive's Disability, the Company's payment obligations hereunder shall expire and terminate as of the Date of Termination; provided, however, that the Company shall be obligated to pay the Executive all payment obligations accrued and owed to the Executive through the Date of Termination and shall continue to pay any and all additional payments necessary to provide the Executive with continuing disability insurance benefits in accordance with and as provided by Section 2.01(d) hereof.

         b. Termination Upon Death. If the Employment Relationship terminates as a result of the death of the Executive, the Company's payment obligations hereunder (including, without limitation, under Sections 2.01(a) and 2.02) shall expire as of the last day of the month in which the Executive's death occurs; provided, however, that (i) the Company shall pay to the Executive's estate, as soon as practicable, any payment obligations accrued hereunder through the date of the Executive's death; and (ii) for the balance of the Term, the Executive's wife and children shall be entitled to continue participation in the Company's group hospitalization, medical, and dental plans (if any), with the full amount of any premium to be borne by the Company.

         c. Termination for Cause or without Good Reason. In the event the Company terminates the Employment Relationship for Cause, or in the event the Executive terminates the Employment Relationship without Good Reason, the Company shall have no payment or other obligation to Executive whatsoever as of the Date of Termination or such later specified date, as the case may be; provided, however, that the Company shall pay the Executive any payment obligations accrued hereunder through the Date of Termination, or such later specified date, as the case may be, or that are otherwise required to be made under the terms of any employee benefit programs in which the Executive is participating.

         d. Termination Without Cause. In the event the Company terminates the Employment Relationship without Cause, the Company shall pay to the Executive, as severance pay in a lump sum, no later than the 30th day following the Date of Termination, the following amounts:

                  (i) any payment of Salary (at the rate in effect as of the Date of Termination) or any Annual Bonus which has accrued, but has not been paid, through the Date of Termination;

                  (ii) an Annual Bonus for the fiscal year in which the Date of Termination occurs, as pro-rated through the Date of Termination. If the amount of such Annual Bonus cannot be determined by the Board without a review of financial data unknown to the Board at the Date of Termination, the amount determined by the Board to be the Annual Bonus for the prior fiscal year shall be deemed to be the amount of the Annual Bonus for the fiscal year in which the Date of Termination occurs; and

                  (iii) an amount equal to the product of (A) the sum of the Salary at the rate in effect as of the Date of Termination, plus the average Annual Bonus paid to the Executive during the preceding two (2) years (or such shorter period for which any Annual Bonus has been paid), multiplied by (B) the number three (3).

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         The Company shall also continue to provide the Executive with the employee benefits set forth in Section 2.01 (d), (e), and (f) for the duration of the Term.

         e. Termination Upon a Change in Control. If the Executive terminates the Employment Relationship due to a Change in Control, the Company shall pay to the Executive as severance pay and as liquidated damages (because actual damages are difficult to ascertain), in a lump sum, in cash, within 30 days after termination, an amount equal to the amounts described and the cash value of the employee benefits described in Section 4.03(d) hereof. In addition, if the Executive is liable for any excise tax (the "BASIC EXCISE TAX") because of
Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any successor or similar provision, with respect to any payments or benefits received or to be received from the Company or its Affiliates, or any successor to the Company or its Affiliates, whether provided under this Agreement or otherwise, the Company shall pay the Executive an amount (the "SPECIAL REIMBURSEMENT") which, after payment by the Executive (or on the Executive's behalf) of any federal, state, and local taxes applicable thereto, including, without limitation, any further excise tax under such Section 4999 of the Code, on, with respect to or resulting from the Special Reimbursement, equals the net amount of the Basic Excise Tax. The Company's independent auditors shall make the determination of the amount of the payment described in this Section 4.03(e).

         f. Employee Benefits. Unless the Company terminates the Employment Relationship for Cause, or the Executive terminates the Employment Relationship without Good Reason, the Company shall maintain in full force and effect, for the continued benefit of the Executive and, if applicable, his wife and children, the employee benefits set forth in Section 2.01(d), and any hospitalization, medical, and dental coverage included in 2.01(e) hereof, that he was entitled to receive immediately prior to the Date of Termination (subject to the general terms and conditions of the plans and programs under which he receives such benefits) for the balance of the Term or for the period provided for under the terms and conditions of such plans and programs, whichever is longer, with the full amount of any applicable premiums to be borne by the Company.

         4.04 Termination and Expiration of Agreement. Although the Employment Relationship may be terminated, this Agreement shall not terminate prior to the expiration of the Term except upon the prior written consent of both the Company and the Executive. Upon the expiration or termination of the Term, all rights and obligations of the parties hereto shall cease and expire, subject to any provisions to the contrary in Articles 5 and 6.

Article 5:  NON-DISCLOSURE COVENANT

         5.01 Confidential Information Defined. For purposes of this Article 5, the phrase "CONFIDENTIAL INFORMATION" means any and all of the following: trade secrets concerning the business and affairs of the Company or its Affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned


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distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of the Company or its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its Affiliates containing or based, in whole or in part, on any information included in the foregoing. Notwithstanding the foregoing, Confidential Information shall not include any information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Executive or any other person under a duty to keep such information confidential.

         5.02 Acknowledgment by the Executive. The Executive acknowledges that
(a) during the Employment Period and as part of his employment, the Executive will be afforded access to Confidential Information that the Company has devoted substantial time, effort, and resources to develop and compile; (b) public disclosure of such Confidential Information would have an adverse effect on the Company and its business; (c) the Company would not disclose such information to the Executive, nor employ or continue to employ the Executive without the agreements and covenants set forth in this Article 5; (d) the Company is employing the Executive because of his expertise and skill in the Company's business, and thus, would be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of any and all Executive Inventions (defined below); and (e) the provisions of this Article 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to enable the Company to acquire sole and exclusive ownership of the Executive Inventions.

         5.03 Maintaining Confidential Information. In consideration of the compensation and benefits to be paid or provided to the Executive by the Company under this Agreement and the acknowledgments set forth above, the Executive, during the Employment Period and at all times thereafter, agrees and covenants as follows:

         (a) Company Information. The Executive will hold in strictest confidence the Confidential Information and will not disclose it to any Person (defined below) except with the specific prior written consent of the Company or as may be required by court order, law, government agencies with which the Company deals in the ordinary course of its business, or except as otherwise expressly permitted by the terms of this Agreement. Any trade secrets of the Company will be entitled to all of the protections and benefits afforded under applicable laws. If any information that the Company deems to be a trade secret is ruled by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security. The Executive will not



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remove from the Company's premises or record (regardless of the media) any
Confidential Information of the Company or its Affiliates, except to the extent such removal or recording is necessary for the performance of the Executive's duties. The Executive acknowledges and agrees that all Confidential Information, and physical embodiments thereof, whether or not developed by the Executive, are the exclusive property of the Company or its Affiliates, as the case may be.

                  (b) Third Party Information. The Executive recognizes that the Company and its Affiliates has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that he owes the Company, its Affiliates, and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except as necessary in carrying out his duties for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the Company or its Affiliate, as the case may be.

                  (c) Returning Company Documents. The Executive agrees that, at the time of the termination of his employment with the Company, he will deliver to the Company (and will not keep in his possession or deliver to any other Person) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Company or any of its Affiliates, and their respective successors or assigns, regardless of whether such items are represented in tangible, electronic, digital, magnetic or any other media. In the event of the termination of his employment, the Executive agrees to sign and deliver the "TERMINATION CERTIFICATION" attached hereto as Exhibit C.

         5.04 Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

         5.05 Executive Inventions. The Executive will promptly disclose in writing to the Company as set forth below complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product, computer program or database, whether or not patentable or copyrightable, made, developed, perfected, devised, conceived, produced, created or first reduced to practice by the Executive, during the term of the Executive's employment with the Company, during working hours with the Company or using the Company's property, facilities or resources or which relate either directly or indirectly to the services, programs, software, products or other applications of the Company developed or being developed



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by the Company which are known to the Executive ("EXECUTIVE INVENTIONS"). The
Executive acknowledges that any and all of said Executive Inventions are the property of the Company and hereby assigns and agrees to assign to the Company any and all of my right, title and interest in and to any and all of such Executive Inventions. The Executive will execute any documents requested by the Company (which shall be prepared at the Company's expense), including but not limited to patent and copyright applications and registrations, and will perform any and all further acts deemed necessary or desirable by the Company in order to confirm, exploit, or enforce the rights herein granted and assigned by the Executive to the Company. The provisions of this Section 5.05 shall not apply to any Executive Invention meeting each of the following conditions: (i) such Executive Invention was developed entirely on the Executive's own time, (ii) such Executive Invention was made without the use of any Company equipment, supplies, facility or Confidential Information, (iii) such Executive Invention does not relate to any service, program, software, product or other application of the Company in place or planned during the term of the Executive's employment or to any research or development efforts of the Company during such term which are known to the Executive, and (iv) such Executive Invention does not result from any work or service performed by the Executive on behalf of, or for the Company. The Executive will promptly disclose all Executive Inventions to the Board and perform all actions reasonably requested by the Board to establish and confirm ownership thereof by the Company. Executive Inventions shall not include the inventions, discoveries, improvements, devices, designs, apparatus, practices, processes, methods, products, computer programs or databases, listed on Exhibit D attached hereto.

Article 6:  NON-COMPETITION AND NON-INTERFERENCE

         6.01 Covenants Regarding Competitive Protection. The Company and the Executive hereby mutually agree that the nature of the Company's business and the Executive's employment hereunder are based on the Company's goodwill, public perception, and customer relations. Therefore, in consideration of the acknowledgments set forth in Section 5.02 herein and the compensation and benefits to be paid to the Executive pursuant to this Agreement, in particular the termination pay provided for in Section 4.03 of this Agreement, the Executive hereby agrees and covenants to each and all of the following:

                  (a) Noncompete. During the Employment Period and the Post-Employment Period (defined below), the Executive will not, directly or indirectly, in any capacity whatsoever, individually or on behalf of any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to or render services or advice to, any business engaged or about to become engaged in the Business (defined below) of the Company, or any of its Affiliates, in the Market Area. For purposes of this Agreement, the "BUSINESS" of the Company, or its Affiliates, includes all those businesses, products, and services that are presently or hereafter marketed by the Company, or its Affiliates, or that are in the development stage on the Date of Termination (as defined herein); and any other business in which the Company, or any of its Affiliates, are engaged on the Date of Termination.



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                  (b) Solicitation of Customers. During the Employment Period
and the Post-Employment Period, the Executive hereby covenants and agrees that he will not, either directly or through an Affiliate, solicit any Person that is a Current Customer (defined below) of the Company or its Affiliates for purposes of selling products or services to such Person that are in competition with the products and services offered or sold by the Company or its Affiliates.

                  (c) Solicitation of Employees. During the Employment Period and the Post-Employment Period, the Executive hereby agrees not to employ, either directly or through an Affiliate, any current employee of the Company or its Affiliates or any individual who was an employee of the Company or its Affiliates during the 12 months immediately preceding the Date of Termination, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or through an Affiliate, any employee of the Company or its Affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with the Company or its Affiliates.

                  (d) Solicitation of Vendors. During the Employment Period and the Post-Employment Period, the Executive hereby agrees not to solicit, either directly or through an Affiliate, a current vendor or supplier of the Company or its Affiliates for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to the Company or its Affiliates, or to change adversely the terms under which such vendor or supplier provides such products or services to the Company or its Affiliates.

                  (e) Interference. During the Employment Period and the Post-Employment Period, the Executive hereby agrees not to interfere with the Company's relationship with any person who at the relevant time is an employee, contractor, supplier, or customer of the Company or its Affiliates.

                  (f) Post-Employment Period. For purposes of this Section 6.01, the term "POST-EMPLOYMENT PERIOD" means the one-year period beginning on the Date of Termination.

                  (g) Market Area. For purposes of this Section 6.01, the term "MARKET AREA" means the United States of America.

         6.02 Scope. The Executive acknowledges and agrees that the Company is engaged in or intends to be engaged in business throughout the United States and that the marketplace for the Company's businesses, products and services is nationwide, and thus the geographic area, length and scope of the restrictions contained in Section 6.01 are reasonable and necessary to protect the legitimate business interests of the Company. The length of the agreements contained in Sections 6.01 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system or arbitration. The Company may, at any time on written notice approved by its Board, reduce the geographic area, length or scope of any restrictions contained in Section 6.01 and,



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thereafter, the Executive shall comply with the restriction as so reduced, subject to subsequent reductions. If any covenant in Section 6.01 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive. In the event of termination of the Executive's employment with the Company for any reason, the Executive consents to the Company communicating with my new Company, any entity in the Business or through or in connection with which the Executive is restricted hereunder or other party about the restrictions and obligations imposed on the Executive under this Agreement.

Article 7:  INDEMNIFICATION

         7.1 Claims Arising from the Executive's Position with the Company. In addition to any separate agreements between the Executive and the Company relating to indemnification, the Company will indemnify and hold harmless the Executive, to the fullest extent permitted by applicable law, in respect of any liability, damage, cost or expense (including reasonable counsel fees) incurred in connection with the defense of any claim, action, suit or proceeding, or threatened claim action suit or proceed, to which he is a party, by reason of his being or having been an officer or director of the Company or any subsidiary or Affiliate of the Company, or his serving or having served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company will pay the expenses (including reasonable counsel fees) of defending any such claim, action, suit or proceeding in advance of its final disposition.

         7.02 Contests of this Agreement. The Company agrees to pay promptly, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest in which the Executive shall be the prevailing party by the Company, the Executive or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

         7.03 Liability Insurance. During the Employment Period, the Company agrees to continue on the Executive's behalf, directors and officers insurance or any other indemnity policy presently carried on behalf of the Executive, and further agrees to supplement any such existing policy to cover all actions taken by the Executive in connection with his employment by the Company.

Article 8:  GENERAL PROVISIONS

         8.01 Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of Articles 5 and 6



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hereof might be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Articles 5 and 6 hereof.

         8.02 Covenants of Articles 5 and 6 are Essential and Independent Covenants. The covenants by the Executive in Articles 5 and 6 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement or employed or continued the employment of the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Articles 5 and 6.

         8.03 Representations and Warranties by the Executive. The Executive represents and warrants to the Company that (a) the Executive has never taken any action of the types set forth in Section 6.01 and (b) the execution and delivery by the Executive of this Agreement does not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

         8.04 Obligations Contingent on Performance. The obligations of the Company hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

         8.05 Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The covenants of the Executive under this Agreement, being personal, may not be delegated.

         8.06 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly delivered when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or, (d) mailed by registered or certified mail, postage prepaid and return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         If to Company:       U S Industrial Services, Inc.
                              11850 Jones Road
                              Houston, TX 77070

         With a copy to:      Fish & Richardson P.C.
                              5000 Bank One Center
                              1717 Main Street
                              Dallas, Texas 75201
                              Attn: J. Paul Caver, Esq.

         If to the Executive: Frank J. Fradella
                              18 miles South on Highway 83
                              Y.O. Ranchlands
                              Mountain Home, TX ______


         8.07 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally; but only by an agreement in writing signed by the parties hereto.

         8.08 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF. VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE EXCLUSIVELY IN HARRIS COUNTY, TEXAS.

         8.09 Headings; Construction. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article," "Articles," "Section," or "Sections" refer to the corresponding Article, Articles, Section, or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require.

         8.10 Severability. If any provision of this Agreement is held invalid or unenforceable by an arbitrator or any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         8.12 Survival of Obligations. The obligations of the Company and the Executive under this

Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

         8.13 Withholding and Set Off. All payments and benefits made or provided under this Agreement shall be subject to withholding as required under applicable law. The Company is further authorized to withhold and setoff against any such payments and benefits any amounts that the Executive may come to owe the Company, whether as a result of any breach of this Agreement or otherwise. The Company may also withhold any such payments or benefits in the event of any breach of this Agreement or investigation thereof pending resolution of such matter.

         8.14 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or violation of this Agreement, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment rendered by the arbitrator may be entered in any court having jurisdiction thereover. The arbitration shall be conducted in the city of the Company's principal Executive office at the time such arbitration is initiated, unless otherwise agreed by the parties thereto. The arbitrator shall be deemed to possess the power to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this
Section 8.14 shall be construed as to deny the Company the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach of the Company's agreements contained in this Agreement.

Article 9:  CERTAIN DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings indicated below:

         "AFFILIATE" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity. A Person shall be presumed to control any partnership of which such Person is a general partner.

          "CAUSE" shall mean: (a) the Executive's material and persistent failure to perform his duties and services in accordance with this Agreement (unless such failure is due to the Executive's Disability) or the Executive's material violation of this Agreement or any material inaccuracy of any representation or warranty of the Executive contained herein unless, for any such failure, violation, or inaccuracy which is capable of being cured, the Executive cures such failure, violation, or inaccuracy within 10 days of the Company providing written notice to the Executive of such failure, violation, or inaccuracy; (b) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company other than as provided in this Agreement; (c) theft, fraud, or embezzlement of property of the Company or any of its Affiliates; (d) commission of an act of fraud upon, or bad faith or willful misconduct toward, the Company or any of its Affiliates; (e) conduct constituting gross negligence or recklessness, as determined by the Company in its sole discretion, that is materially injurious to the Company, a customer of the Company, or any of its Affiliates; or (f) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

         "CHANGE IN CONTROL" shall mean any of the following:

         (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have a majority or more of the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

         (b) any sale, lease, exchange, or other transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company, except any mortgage or hypothecation of the Company's assets;

         (c) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

         (d) Following the first annual meeting of stockholders called for the purpose of electing directors following the Effective Date (the "Commencement Date") the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the "CONTINUING DIRECTORS") who
(i) on the Commencement Date were directors or (ii) become directors after the Commencement Date and whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then in office who were Continuing Directors or whose election or nomination for election was previously so approved); or

         (e) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of an aggregate of 15% of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under such Act) who beneficially owned less than 10% of the voting power of the Company's outstanding voting securities on the Execution Date, or the acquisition of beneficial ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned at least 10% of the voting power of the Company's outstanding voting securities on the Execution Date; provided, however, notwithstanding the foregoing, that an acquisition shall not constitute a Change in Control hereunder if the acquirer is (i) the Executive, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (iii) a corporation owned, directly or indirectly, by the stockholders of the

Company in substantially the same proportions as their ownership of voting securities of the Company or (iv) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors;

         (f) subject to applicable law, the filing of (including the filing of an involuntary petition in bankruptcy) or conversion to a Chapter 7 bankruptcy.

         "CURRENT CUSTOMER" shall mean any Person who is currently utilizing any product or service sold or provided by the Company or any of its Affiliates; any Person who utilized any such product or service within the previous 12 months; and any Person with whom the Company or any of its Affiliates is currently conducting negotiations concerning the utilization of such products or services.

         "DATE OF TERMINATION" shall mean the date on which Notice of Employment Termination is delivered under this Agreement or the termination date set forth therein, as the case may be.

          "DISABILITY" shall mean a condition under which (a) for physical or mental reasons, the Executive is unable to render and perform substantially and continuously the Executive's duties and services under this Agreement for 12 consecutive weeks, or 16 weeks during any 12-month period, or (b) the prognosis or recommendations of the Examining Doctor (defined below) are such that the Executive would be unable to render and perform substantially and continuously the Executive's duties and services under this Agreement for 12 consecutive weeks, or 16 weeks during any 12-month period. Upon the request of either party by notice to the other, the Disability of the Executive will be determined by a medical doctor (the "EXAMINING DOCTOR") who shall be selected as follows: the Company and the Executive shall each select a medical doctor, and those two medical doctors will select a third medical doctor who will be the Examining Doctor. The determination of the Examining Doctor will be binding on both parties.

         "GOOD REASON" means any of the following:

                  (a) the Company's material breach of this Agreement and the Company's failure to remedy such breach within 10 days following the delivery of written notice of such breach by the Executive to the Company; or

                  (b) the assignment by the Company to the Executive, without the prior written consent of the Executive, of responsibilities or duties that are substantially different from the duties and services set forth in Section
1.03 of this Agreement.

         "NOTICE OF EMPLOYMENT TERMINATION" shall mean a written notice (communicated in accordance with Section 8.06 hereof) that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         "PERSON" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of

1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.


         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                              COMPANY:

                              U S INDUSTRIAL SERVICES, INC.


                              By:
                                  ----------------------------------------------
                              Name: Kathleen L. Harris
                                    --------------------------------------------
                              Title: Chief Financial Officer
                                     -------------------------------------------


                              EXECUTIVE:


                              --------------------------------------------------
                              Frank J. Fradella

                                    EXHIBIT A

                       RESTRICTED STOCK PURCHASE AGREEMENT

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT C

                            TERMINATION CERTIFICATION

         This is to certify that the undersigned has complied with all the terms of the Employment Agreement (the "EMPLOYMENT AGREEMENT") signed by the undersigned with U S Industrial Services, Inc. (the "COMPANY"), including as to Executive Inventions (as defined in the Employment Agreement). It is further certified that the undersigned does not possess, nor has the undersigned failed to return to the Executive any Confidential Information (as defined in the Employment Agreement). It is further certified that the undersigned has destroyed all tangible copies and have erased any electronic, digital, or magnetic representations or manifestations of the foregoing. The undersigned further agrees that, in compliance with the Employment Agreement, the undersigned will preserve as confidential all Confidential Information and information of third parties as provided in the Employment Agreement.


Date:
     ---------------------------


                                     ------------------------------------------
                                     Frank J. Fradella

                                    EXHIBIT D

                              EXECUTIVE INVENTIONS

                                     [NONE]


                                       22